Exhibit 4.3

Deed of Trust and Security Agreement

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Basic Information

Date: June 15 , 2017

Grantor: Trans American Aquaculture, LLC, a Texas limited liability company (Texas SOS File Number 0802689834)

Grantor's Mailing Address: 1022 Shadyside Lane, Dallas, TX 75223

Trustee[s]: Jizhong Wang

Trustee's Mailing Address[es]: 16455 FM 1847, Rio Hondo, TX 78583

Lender: King's Aqua Farm, LLC, a Texas limited liability company

Lender's Mailing Address: 16455 FM 1847, Rio Hondo, TX 78583

Obligation

Note

Date: June 15 , 2017

Original principal amount: Five Million Six Hundred Thousand and 00/100 Dollars ($5,600,000.00)

Borrower: Trans American Aquaculture, LLC, a Texas limited liability company

Lender: King's Aqua Farm, LLC, a Texas limited liability company

Maturity date: January 1, 2038

Other Debt: None

Property (including any improvements): The real property described in Exhibit A attached hereto, together with the following property:

All fixtures, supplies, building materials, and other 'goods of every nature now or hereafter located, used, or intended to be located or used on the Property;

All plans and specifications for development of or construction of improvements on the Property;

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All contracts and subcontracts relating to the construction of improvements on the Property;

All accounts, contract rights, instruments, documents, general intangibles, and chattel paper arising from or by virtue of any transactions relating to the Property;

All permits, licenses, franchises, certificates, and other rights and privileges obtained in connection with the Property;

All proceeds payable or to be payable under each policy of insurance relating to the Property; and

All products and proceeds of the foregoing.

Notwithstanding any other provision in this deed of trust, the term "Property" does not include personal effects used primarily for personal, family, or household purposes.

Prior Lien: None

Other Exceptions to Conveyance and Warranty: None

A.                Granting Clause

For value received and to secure payment of the Obligation, Grantor conveys the Property to Trustee in trust. Grantor warrants and agrees to defend the title to the Property, subject to the Other Exceptions to Conveyance and Warranty. On payment of the Obligation and all other amounts secured by this deed of trust, this deed of trust will have no further effect, and Lender will release it at Grantor's expense.

In addition to creating a deed-of-trust lien on all the real and other property described above, Grantor also grants to Lender a security interest in all of the above-described personal property pursuant to and to the extent permitted by the Texas Uniform Commercial Code.

In the event of a foreclosure sale under this deed of trust, Grantor agrees that all the Property may be sold as a whole at Lender's option and that the Property need not be present at the place of sale.

The debt evidenced by the Note is in payment of the purchase price of the Property; the debt is secured both by this deed of trust and by a vendor's lien on the Property, which is expressly retained in a deed to Grantor of even date by Lender to Grantor. This deed of trust does not waive the vendor's lien, and the two liens and the rights created by this deed of trust are cumulative. Lender may elect to foreclose either of the liens without waiving the other or may foreclose both.

B.                 Grantor's Obligations

B.1.           Grantor agrees to maintain all property and liability insurance coverages with respect to the Property, revenues generated by the Property, and operations on the Property that Lender reasonably requires ("Required Insurance Coverages"), issued by insurers and written on policy forms acceptable to Lender, and as to property loss, that are payable to Lender under policies containing standard mortgagee clauses, and deliver evidence of the Required Insurance Coverages in a form acceptable to Lender before execution of this deed of trust and again at least ten days before the expiration of the Required Insurance Coverages.

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B.2.           Grantor agrees to—

a.	keep the Property in good repair and condition;

b.	pay all taxes and assessments on the Property before delinquency, not authorize a taxing entity to transfer its tax lien on the Property to anyone other than Lender, and not request a deferral of the collection of taxes pursuant to section 33.06 of the Texas Tax Code;

c.	defend title to the Property subject to the Other Exceptions to Conveyance and Warranty and preserve the lien's priority as it is established in this deed of trust;

d.	obey all laws, ordinances, and restrictive covenants applicable to the Property;

e.	keep any buildings occupied as required by the Required Insurance Coverages;

f.	if the lien of this deed of trust is not a first lien, pay or cause to be paid all prior lien notes and abide by or cause to be abided by all prior lien instruments; and

g.	notify Lender of any change of address.

C.       Lender's Rights

C.1.           Lender or Lender's mortgage servicer may appoint in writing one or more substitute trustees, succeeding to all rights and responsibilities of Trustee.

C.2.           If the proceeds of the Obligation are used to pay any debt secured by prior liens, Lender is subrogated to all the rights and liens of the holders of any debt so paid.

C.3.           Lender may apply any proceeds received under the property insurance policies covering the Property either to reduce the Obligation or to repair or replace damaged or destroyed improvements covered by the policy. If the Property is Grantor's primary residence and Lender reasonably determines that repairs to the improvements are economically feasible, Lender will make the property insurance proceeds available to Grantor for repairs.

C. 4.           Notwithstanding the terms of the Note to the contrary, and unless applicable law prohibits, all payments received by Lender from Grantor with respect to the Obligation or this deed of trust may, at Lender's discretion, be applied first to amounts payable under this deed of trust and then to amounts due and payable to Lender with respect to the Obligation, to be applied to late charges, principal, or interest in the order Lender in its discretion determines.

C.5.           If Grantor fails to perform any of Grantor's obligations, Lender may perform those obligations and be reimbursed by Grantor on demand for any amounts so paid, including attorney's fees, plus interest on those amounts from the dates of payment at the rate stated in the Note for matured, unpaid amounts. The amount to be reimbursed will be secured by this deed of trust.

C.6.           COLLATERAL PROTECTION INSURANCE NOTICE

In accordance with the provisions of section 307.052(a) of the Texas Finance Code, the Beneficiary hereby notifies the Grantor as follows:

(A) the Grantor is required to:

(i)	keep the collateral insured against damage in the amount the Lender specifies;

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(ii)	purchase the insurance from an insurer that is authorized to do business in the state of Texas or an eligible surplus lines insurer; and

(iii)	name the Lender as the person to be paid under the policy in the event of a loss;

(B) the Grantor must, if required by the Lender, deliver to the Lender a copy of the policy and proof of the payment of premiums; and

(C) if the Grantor fails to meet any requirement listed in Paragraph (A) or (B), the Lender may obtain collateral protection insurance on behalf of the Grantor at the Grantor's expense.

C. 7.           If a default exists in payment of the Obligation or performance of Grantor's obligations and the default continues after any required notice of the default and the time allowed to cure, Lender may—

a.	declare the unpaid principal balance and earned interest on the Obligation immediately due;

b.	exercise Lender's rights with respect to rent under the Texas Property Code as then in effect;

c.	direct Trustee to foreclose this lien, in which case Lender or Lender's agent will cause notice of the foreclosure sale to be given as provided by the Texas Property Code as then in effect; and

d.	purchase the Property at any foreclosure sale by offering the highest bid and then have the bid credited on the Obligation.

C.8.           Lender may remedy any default without waiving it and may waive any default without waiving any prior or subsequent default.

C.9.           Notwithstanding any other provision of this, deed of trust, in the event of a default, before exercising any of Lender's remedies under this deed of trust, Lender will first give Grantor written notice of default and Grantor will have thirty (30) days after notice is given in which to cure the default.

D.       Trustee's Rights and Duties

If directed by Lender to foreclose this lien, Trustee will—

D. I.           either personally or by agent give notice of the foreclosure sale as required by the Texas Property Code as then in effect;

D.2.           sell and convey all or part of the Property "AS IS" to the highest bidder for cash with a general warranty binding Grantor, subject to the Prior Lien and to the Other Exceptions to Conveyance and Warranty and without representation or warranty, express or implied, by Trustee;

D.3.           from the proceeds of the sale, pay, in this order—

a.	expenses of foreclosure, including a reasonable commission to Trustee;

b.	to Lender, the full amount of principal, interest, attorney's fees, and other charges due and unpaid;

c.	any amounts required by law to be paid before payment to Grantor; and

d.	to Grantor, any balance; and

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D.4.           be indemnified, held harmless, and defended by Lender against all costs, expenses, and liabilities incurred by Trustee for acting in the execution or enforcement of the trust created by this deed of trust, which includes all court and other costs, including attorney's fees, incurred by Trustee in defense of any action or proceeding taken against Trustee in that capacity.

E.       General Provisions

E.1.           If any of the Property is sold under this deed of trust, Grantor must immediately surrender possession to the purchaser. If Grantor does not, Grantor will be a tenant at sufferance of the purchaser, subject to an action for forcible detainer.

E.2.           Recitals in any trustee's deed conveying the Property will be presumed to be true.

E.3.           Proceeding under this deed of trust, filing suit for foreclosure, or pursuing any other remedy will not constitute an election of remedies.

E.4.           This lien will remain superior to liens later created even if the time of payment of all or part of the Obligation is extended or part of the Property is released.

E.5.         If any portion of the Obligation cannot be lawfully secured by this deed of trust, payments will be applied first to discharge that portion.

E. 6.         Grantor assigns to Lender all amounts payable to or received by Grantor from condemnation of all or part of the Property, from private sale in lieu of condemnation, and from damages caused by public works or construction on or near the Property. After deducting any expenses incurred, including attorney's fees and court and other costs, Lender will either release any remaining amounts to Grantor or apply such amounts to reduce the Obligation. Lender will not be liable for failure to collect or to exercise diligence in collecting any such amounts. Grantor will immediately give Lender notice of any actual or threatened proceedings for condemnation of all or part of the Property.

E. 7.         Grantor collaterally assigns to Lender all present and future rent from the Property and its proceeds. Grantor warrants the validity and enforceability of the assignment. Grantor will apply all rent to payment of the Obligation and performance of this deed of trust, but if the rent exceeds the amount due with respect to the Obligation and the deed of trust, Grantor may retain the excess. If a default exists in payment of the Obligation or performance of this deed of trust, Lender may exercise Lender's rights with respect to rent under the Texas Property Code as then in effect. Lender neither has nor assumes any obligations as lessor or landlord with respect to any occupant of the Property. Lender may exercise Lender's rights and remedies under this paragraph without taking possession of the Property. Lender will apply all rent collected under this paragraph as required by the Texas Property Code as then in effect. Lender is not required to act under this paragraph, and acting under this paragraph does not waive any of Lender's other rights or remedies.

E. 8.         Interest on the debt secured by this deed of trust will not exceed the maximum amount of nonusurious interest that may be contracted for, taken, reserved, charged, or received under law. Any interest in excess of that maximum amount will be credited on the principal of the debt or, if that has been paid, refunded. On any acceleration or required or permitted prepayment, any such excess will be canceled automatically as of the acceleration or prepayment or, if already paid, credited on the principal of the debt or, if the principal of the debt has been paid, refunded. This provision overrides any conflicting provisions in this and all other instruments concerning the debt.

E. 9.         In no event may this deed of trust secure payment of any debt that may not lawfully be secured by a lien on real estate or create a lien otherwise prohibited by law.

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E. 10.         Grantor may not sell, transfer, or otherwise dispose of any Property, whether voluntarily or by operation of law, without the prior written consent of Lender. If granted, consent may be conditioned upon (a) the grantee's integrity, reputation, character, creditworthiness, and management ability being satisfactory to Lender; and (b) the grantee's executing, before such sale, transfer, or other disposition, a written assumption agreement containing any terms Lender may require, such as a principal pay down on the Obligation, an increase in the rate of interest payable with respect to the Obligation, a transfer fee, or any other modification of the Note, this deed of trust, or any other instruments evidencing or securing the Obligation.

Grantor may not cause or permit any Property to be encumbered by any liens, security interests, or encumbrances other than the liens securing the Obligation and the liens securing ad valorem taxes not yet due and payable without the prior written consent of Lender. If granted, consent may be conditioned upon Grantor's executing, before granting such lien, a written modification agreement containing any terms Lender may require, such as a principal pay down on the Obligation, an increase in the rate of interest payable with respect to the Obligation, an approval fee, or any other modification of the Note, this deed of trust, or any other instruments evidencing or securing the Obligation.

Grantor may not grant any lien, security interest, or other encumbrance (a "Subordinate Instrument") covering the Property that is subordinate to the liens created by this deed of trust without the prior written consent of Lender. If granted, consent may be conditioned upon the Subordinate Instrument's containing express covenants to the effect that—

a.	the Subordinate Instrument is unconditionally subordinate to this deed of trust;

b.	if any action is instituted to foreclose or otherwise enforce the Subordinate Instrument, no action may be taken that would terminate any occupancy or tenancy without the prior written consent of Lender, and that consent, if granted, may be conditioned in any manner Lender determines;

c.	rents, if collected by or for the holder of the Subordinate Instrument, will be applied first to the payment of the Obligation then due and to expenses incurred in the ownership, operation, and maintenance of the Property in any order Lender may determine, before being applied to any indebtedness secured by the Subordinate Instrument;

d.	written notice of default under the Subordinate Instrument and written notice of the commencement of any action to foreclose or otherwise enforce the Subordinate Instrument must be given to Lender concurrently with or immediately after the occurrence of any such default or commencement; and

e.	in the event of the bankruptcy of Grantor, all amounts due on or with respect to the Obligation and this deed of trust will be payable in full before any payments on the indebtedness secured by the Subordinate Instrument.

Grantor may not cause or permit any of the following events to occur without the prior written consent of Lender: if Grantor is (a) a corporation, the termination of the corporation or the sale, pledge, encumbrance, or assignment of any shares of its stock; (b) a limited liability company, the termination of the company or the sale, pledge, encumbrance, or assignment of any of its membership interests; (c) a general partnership or joint venture, the termination of the partnership or venture or the sale, pledge, encumbrance, or assignment of any of its partnership or joint venture interests, or the withdrawal from or admission into it of any general partner or joint venturer; or (d) a limited partnership, (i) the termination of the partnership, (ii) the sale, pledge, encumbrance, or assignment of any of its general partnership interests, or the withdrawal from or admission into it of any general partner, (iii) the sale, pledge, encumbrance, or assignment of a controlling portion of its limited partners* interests, or (iv) the withdrawal from or admission into it of any controlling limited partner or partners. If granted, consent may be conditioned upon (a) the integrity, reputation, character,, creditworthiness, and management ability of the person succeeding to the ownership interest in Grantor (or security interest in such ownership) being satisfactory to Lender; and (b) the execution, before such event, by the person succeeding to the interest of Grantor in the Property or ownership interest in Grantor (or security interest in such ownership) of a written modification or assumption agreement containing such terms as Lender may require, such as a principal pay down on the Obligation, an increase in the rate of interest payable with respect to the Obligation, a transfer fee, or any other modification of the Note, this deed of trust, or any other instruments evidencing or securing the Obligation.

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E. 11.       When the context requires, singular nouns and pronouns include the plural.

E. 12.       The term Note includes all extensions, modifications, and renewals of the Note and all amounts secured by this deed of trust.

E.13.       This deed of trust binds, benefits, and may be enforced by the successors in interest of all parties.

E. 14.     If Grantor and Borrower are not the same person, the term Grantor includes Borrower.

E. 15.     Grantor agrees to pay reasonable attorney's fees, trustee's fees, and court and other costs of enforcing Lender's rights under this deed of trust if an attorney is retained for its enforcement.

E. 16.     If any provision of this deed of trust is determined to be invalid or unenforceable, the validity or enforceability of any other provision will not be affected.

E. 17.     The term Lender includes any mortgage servicer for Lender.

E. 18.     Grantor hereby grants Lender a right of first refusal with respect to Grantor's power to authorize any third party (other than Lender pursuant to its rights as set forth in this instrument) to pay ad valorem taxes on the Property and authorize a taxing entity to transfer its tax lien on the Property to that third party. Grantor's authorization to any third party (other than Lender) to pay the ad valorem taxes and receive transfer of a taxing entity's lien for ad valorem taxes shall be null and void and of no force and effect unless Lender, within ten days after receiving written notice from Grantor, fails to pay the ad valorem taxes pursuant to Lender’s rights as set forth in this instrument.

GRANTOR

Trans American Aquaculture, LLC, a Texas limited liability company

By: /s/ Cesar Granda

Name: Cesar Granda

Title: Member

receiving written notice from Grantor , fai l s to pay the ad valorem taxes pursuant to Lende r 's righ ts as se t forth in this instrument. GRANTOR: '. Trans Ameri ' an Aquaculture, LLC, a Texas limited liability company By: - anda Name Ces Title: Member STATE OF TEXAS COUNTY OF Cameron ) ) ) This instrument was acknowledged before me on the 16 day of _J= - u=n=e= - ------------ ". 1 made known to me to be an authorized signatory of 2017 , by , Cesar Granda, Member Trans American Aquaculture , LLC . ROSE 1 - w GARCIA N o iii ;y Publi c, State of Texas C, , m rn. E xpires 12 - 19 - 2019 M OTAR Y l iJ# : 12477 5 69 - 0 9

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